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                                                                   Exhibit 10.17


                                WILLIAM MALLOY
                        EXECUTIVE EMPLOYMENT AGREEMENT
                        ------------------------------



     EXECUTIVE EMPLOYMENT AGREEMENT (the "Agreement") dated as of September 27, 1999 between William Malloy (the "Executive") and Peapod, Inc., a Delaware corporation (the "Company").

     WHEREAS, the Company desires to employ the Executive as its President and Chief Executive Officer, and the Executive desires to accept such employment, for the term and upon the other conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the agreements and covenants contained herein, the Executive and the Company hereby agree as follows.


                                   ARTICLE I
                                  EMPLOYMENT
                                  ----------


     Section 1.01.  Position; Term; Responsibilities.  The Company shall employ
                    --------------------------------
the Executive as its President and Chief Executive Officer for a term commencing on September 27, 1999 (the "Commencement Date") and ending on December 31, 2003 (subject to automatic extension as provided in Section 1.04, the "Employment Period"). Subject to the authority and supervision of the Company's Board of Directors (including any committees thereof, the "Board"), the Executive shall have full responsibility and authority over the business and affairs of the Company. The Executive shall report to the Board and shall perform such other executive and administrative duties (not inconsistent with the position of President and Chief Executive Officer) as may from time to time be authorized or directed by the Board. The Executive agrees to be employed by the Company in such capacity, subject to all the covenants and conditions hereinafter set forth.

     Section 1.02.  Performance.  During the Employment Period, the Executive
                    -----------
shall perform faithfully the duties assigned to him hereunder to the best of his abilities and devote his full and undivided business time and attention to the transaction of the Company's business and not engage in any other business activity except with the approval of the Board. The previous sentence shall not preclude the Executive from participating in the affairs of any governmental, educational or other charitable institution so long as the Board does not determine in good faith that such activities unreasonably interfere with the business of the Company or the performance by Executive of his duties hereunder.

     Section 1.03.  Election as Director.  Promptly after the Commencement Date,
                    --------------------
the Board shall take such steps as may be necessary to create a vacancy on the Board and shall elect the
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Executive to fill that vacancy. Upon expiration of the Executive's term on the
Board and while he remains President, the Company shall use all reasonable efforts to cause the Executive to be re-elected to the Board by Company shareholders.

     Section 1.04.  Automatic Extension of Employment Period Termination.
                    ----------------------------------------------------

     (a) Beginning December 31, 2000, the Employment Period shall be automatically extended daily for an additional day so that the remaining term will always be at least three (3) years unless and until either party has delivered notice to the other that such automatic extension shall not continue (a "Non-Extension Notice").

     (b) The term of this Agreement shall be the Employment Period (extended as provided in Section 1.04(a)); provided that the Company and Executive shall each
                              --------
have the right to terminate this Agreement at any time during the Employment Period, subject to the rights and obligations set forth in the Severance Agreement referred to in Section 2.07.


                                  ARTICLE II
                                 COMPENSATION
                                 ------------


     Section 2.01.  Base Compensation.  As compensation for his services
                    -----------------
hereunder, the Company shall pay to the Executive during the Employment Period a minimum annual salary of Three Hundred Fifty Thousand Dollars ($350,000.00) (the "Base Salary"), less required or authorized deductions, payable in installments in accordance with the Company's normal payment schedule for senior management of the Company. The Executive's salary may be increased from time to time above the Base Salary required by this Section 2.01 at the discretion of the Board.

     Section 2.02.  Bonus Plan.  Beginning in calendar year 2000, the Executive
                    ----------
shall be entitled to participate in the Company's Executive Bonus Plan as modified by the Board from time to time. Such plan shall provide for an opportunity for the Executive to earn a cash bonus on an annual basis, of a target of fifty percent (50%) and a maximum of one hundred percent (100%) of Executive's Base Salary received for the year as to which such bonus is earned, based on meeting such individual and Company performance goals as may be set from time to time by the Board in its absolute discretion. The Executive shall also be entitled to participate in such additional cash bonuses as may be awarded to him in the absolute discretion of the Board.

     Section 2.03.  Election in Lieu of Base Salary or Bonus.  The Executive may
                    ----------------------------------------
elect to forego all or a portion of his Base Salary or any cash bonus awarded to him in return for Company equity-based awards of equivalent value, subject to approval of the Board and reasonable procedures required by the Board.

     Section 2.04.  Equity Based Incentive Compensation.  The Executive shall
                    -----------------------------------
receive an option to purchase One Million One Hundred Thousand (1,100,000) shares of Company common stock ("Basic Option") and an additional option to purchase Five Hundred Thousand (500,000)
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shares of Company common stock ("Performance Accelerated Option"), each exercisable subject to vesting for a period of ten (10) years after the Commencement Date at $8.01562 per share. The shares subject to the Basic Option shall vest with respect to Three Hundred Fifty Thousand (350,000) shares on the Commencement Date and with respect to an additional One Hundred Eighty Seven Thousand Five Hundred (187,500) shares on each of the first four anniversaries of the Commencement date and shall be subject to the terms of the Basic Stock Option Agreement executed by the Executive and the Company concurrently herewith. The Performance Accelerated Option shall fully vest on the ninth anniversary of the Commencement Date subject to accelerated vesting upon increase in the market price levels of Company stock as follows:

     (a) One Hundred Sixty Six Thousand Six Hundred Sixty Seven (166,667) of such shares shall vest on the date that the market price of a share of Company common stock shall sustain a level of Sixteen Dollars ($16.00);

     (b) an additional One Hundred Sixty Six Thousand Six Hundred Sixty Seven (166,667) of such shares shall vest on the date that the market price of a share of Company common stock shall sustain a level of Thirty Two Dollars ($32.00); and

     (c) the remaining One Hundred Sixty Six Thousand Six Hundred Sixty Six (166,666) shares shall vest on the date that the market price of a share of Company common stock shall sustain a level of Fifty Dollars ($50.00).

Market price shall be deemed to have sustained required price levels on the last day of any period of twenty (20) consecutive trading days during which the average closing price equals or exceeds the required levels. The Performance Accelerated Option shall be subject to the terms of the Performance Accelerated Option Agreement executed by the Executive and the Company concurrently herewith. The Executive may receive further grants under such Company stock incentive programs as may exist from time to time consistent with competitive pay practices generally and with awards made to other senior executives of the Company, subject to and determined in the absolute discretion of the Board.

     Section 2.05.  Employee Benefits.  Upon satisfaction of any eligibility
                    -----------------
requirements, the Executive shall be entitled to participate in such employee benefit plans and to receive such other fringe benefits during the Employment Period as are from time to time made generally available, and on terms no less favorable to the Executive than the terms offered, to the senior management of the Company; provided that if a severance benefit is payable to the Executive
             --------
pursuant to Section 2.07, such benefit shall be paid in lieu of any benefit otherwise payable to Executive pursuant to any Company severance plan unless such plan expressly provides that payments thereunder will be made in addition to the severance payments provided hereunder and provided further that the
                                                 ----------------
Company shall pay the Executive a cash amount equal, on a grossed up basis, to the benefit premiums paid by the Executive under COBRA until the Executive satisfies benefit eligibility requirements. As of the date hereof, such plans include a 401(k) plan, automobile allowance program, life insurance program and long-term disability plan. Nothing herein shall be construed to require the Company to establish, or shall preclude the Company, in its absolute

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discretion, from changing or amending, in whole or in part, or revoking, any one or more of such employee benefit plans or programs without notice. In addition, the Executive shall be entitled to take time off for vacation or illness in accordance with the Company's policies with respect thereto established from time to time with respect to the Company's senior executives.

     Section 2.06.  Expense Reimbursements.  The Company shall reimburse the
                    ----------------------
Executive for all proper expenses incurred by Executive in the performance of Executive's duties hereunder in accordance with the policies and procedures established by the Board.

     Section 2.07.  Severance Benefits; Severance Agreement.  Concurrently
                    ---------------------------------------
herewith, the Executive and Peapod are entering into a severance agreement ("Severance Agreement") which provides certain substantial severance benefits for the Executive in the event of termination of Executive's employment with the Company. The Executive shall be entitled to the benefits of such Severance Agreement as if the provisions thereof were set forth fully herein; provided
                                                                    --------
that, if the terms of this Agreement would be adversely affected by or provide greater benefits than the Severance Agreement, this Agreement shall control.


                                  ARTICLE III
                         SIGNING BONUS AND INCENTIVES
                         ----------------------------


     Section 3.01.  Signing Bonus.  Within three (3) business days after the
                    -------------
Commencement Date, the Company shall make a cash payment to the Executive in the amount stated in the Summary of Principal Terms ("Term Sheet") attached to the Company's letter offer of September 23, 1999 and accepted by the Executive on September 27, 1999. Such payment is not contingent on performance of services for the Company and does not represent compensation for services rendered.

     Section 3.02.  Share Purchase Loan.  Concurrently herewith, the Company is
                    -------------------
loaning the Executive the amount stated in the Term Sheet in order to purchase shares of Company stock, and the Executive is executing a promissory note ("Note") providing for the repayment or other satisfaction of the Note on terms and conditions contained therein. Concurrently herewith, the Executive is applying the entire principal of such loan to purchase shares (the "Shares") of Company common stock at $8.01562 per share. The Company shall promptly issue and deliver the shares to the Executive or at his direction.

     Section 3.03.  Securities Law Compliance.  The Executive represents and
                    -------------------------
covenants that the Shares are being purchased for investment and not with a view to distribution thereof within the meaning of the Securities Act of 1933 as amended (the "Securities Act") and that any subsequent sale of such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an opinion of counsel reasonably acceptable to the Company that such registration is not required. Each share

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certificate representing the Shares shall bear the following legend:

     "The Shares represented by this certificate have not been registered under the Securities Act of 1933 or under any state securities laws and may not be sold, encumbered or otherwise transferred in the absence of such registration or an opinion of counsel reasonably acceptable to the Company that such registration is not required."


                                  ARTICLE IV
                   NONCOMPETITION; CONFIDENTIAL INFORMATION
                   ----------------------------------------


     Section 4.01.  Noncompetition; Non-Solicitation.  As a condition to
                    --------------------------------
Executive's employment hereunder and to the Company's obligations hereunder, Executive agrees to enter into, concurrently with his execution of this Agreement, an "Employee Nonsolicitation and Noncompete Agreement" in the form attached hereto as Exhibit A, and the Executive agrees to comply fully with all
                   ---------
of the terms and provisions of such "Employee Nonsolicitation and Noncompete Agreement" as if such terms and provisions were fully set forth in this Agreement. The covenants contained in such "Employee Nonsolicitation and Noncompete Agreement" shall survive the conclusion of the Executive's employment by the Company as set forth therein.



                                   ARTICLE V
                                 MISCELLANEOUS
                                 -------------


     Section 5.01.  Certain Additional Payments by the Company.  In the event it
                    ------------------------------------------
shall be determined that any payment or distribution of any type to or for the benefit of the Executive by the Company, any of its affiliates, or any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended ("Code"), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is subject to the excise tax imposed by
Section 4999 of the Code or any similar successor provision or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments (not including any Gross-Up Payment). All determinations as to whether any of the Total Payments are

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"parachute payments" (within the meaning of Section 280G of the Code), whether a
Gross-Up Payment is required and the amount of such Gross-Up Payment shall be made by an independent accounting firm selected by the Company from among the largest five accounting firms in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations, regarding the amount of any Gross-Up Payment and any other relevant matter, both to the Company and the Executive, within fifteen (15) days of the date requested by the Company or the Executive (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). Any Determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial Determination by the Accounting Firm hereunder, it is possible that the Company should have made Gross-Up Payments ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayments"). In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of the Underpayment, the amount of such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive. In the case of an Overpayment, the Executive shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, the Company, and otherwise reasonably cooperate with the Company to correct Overpayment.

     Section 5.02.  Notices.  For purposes of this Agreement, all notices and
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other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or three (3) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to William Malloy at his address shown on the Company records, and if to the Company, to Peapod, Inc., 9933 Woods Drive, Skokie, Illinois 60077-1031, attention Chairman of the Board with a copy to the Secretary, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     Section 5.03.  Company's Authority; No Conflict.  The Company represents
                    --------------------------------
and warrants to the Executive that the Company has full right and authority to execute and deliver this Agreement and to comply with the terms and provisions hereof and that the execution and delivery of this Agreement and compliance with the terms and provisions hereof by the Company will not conflict with or result in a breach of the terms, conditions or provisions of any agreement, restriction or obligation by which the Company is bound.

     Section 5.04.  Executive's Authority; No Conflict.  The Executive
                    ----------------------------------
represents and warrants to the Company that the Executive has full right and authority to execute and deliver this Agreement and to comply with the terms and provisions hereof and that the execution and delivery of this Agreement and compliance with the terms and provisions hereof by the Executive will not conflict with or result in a breach of the terms, conditions or provisions of any agreement, restriction or obligation by which the Executive is bound.

     Section 5.05.  Assignment and Succession.  The Agreement shall be binding
                    -------------------------
upon and

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shall operate for the benefit of the parties hereto and their respective legal representatives, legatees, distributees, heirs, and successors and assigns. Executive acknowledges that the services he renders pursuant to this Agreement are unique and personal. Accordingly, Executive may not assign any of the Executive's rights contained in this Agreement or delegate any of his duties hereunder. The Company may assign, and shall require a purchaser or transferee of all or substantially all of the Company's assets to assume, the Company's rights, duties or obligations under this Agreement.

     Section 5.06.  Headings.  The Article, Section paragraph and subparagraph
                    --------
headings are for convenience of reference only and shall not define or limit the provisions hereof.

     Section 5.07.  Applicable Law.  This Agreement shall at all times be
                    --------------
governed by and construed, interpreted and enforced in accordance with the internal laws (as opposed to conflict of laws provisions) of the State of Illinois.

     Section 5.08.  Severability.  Whenever possible, each provision of this
                    ------------
Agreement will be interpreted in such manner as to be effective and valid under applicable law. In the event that any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement shall continue in full force and effect.

     Section 5.09.  Waiver, Etc.  The waiver of a breach of any provision of
                    ------------
this Agreement shall not operate or be construed to be a waiver of any other or a subsequent breach. No delay or omission in the exercise of any power, remedy, or right herein provided or otherwise available to any party shall impair or affect the right of such party thereafter to exercise the same. Any extension of time or other indulgence granted to a party hereunder or to any other person shall not otherwise alter or affect any power, remedy or right of any other party, or obligations of the party to whom such extension or indulgence is granted except as specifically waived.

     Section 5.10.  Dispute Resolution.  Any controversy or claim arising out of
                    ------------------
or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its rules, to the extent not inconsistent with this provision. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall be conducted in Chicago, Illinois before a single arbitrator. The parties shall select an arbitrator by mutual agreement from a panel of arbitrators experienced in arbitrating employment disputes proposed by AA. If the paries are unable to agree on an arbitrator, AAA shall select an arbitrator in accordance with its procedures. Nothing herein shall preclude the Company from seeking and/or obtaining injunctive relief under the Employee Nonsolicitation and Noncompete Agreement required hereunder to be executed by the Executive.

     Section 5.11.  Entire Agreement.  This Agreement, together with the
                    ----------------
agreements referred to herein, contain the entire agreement of the parties relating to the subject matter hereof including, but not limited to, any previous written agreements concerning Executive's employment with Company.
This Agreement may not be modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any change, modification, waiver, extension, or discharge is sought.

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     Section 5.12.  Legal Fees and Expenses.  The Company will pay all
                    -----------------------
reasonable legal fees and related expenses incurred by the Executive in connection with negotiation and preparation of this Agreement and related documents.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                         PEAPOD, INC.



                         By:  /s/ Andrew B. Parkinson
                            --------------------------------------------
                              Andrew B. Parkinson, Chairman of the Board



                         By:  /s/ William Malloy
                            --------------------------------------------
                              William Malloy

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